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                           CERTIFICATE OF DESIGNATION
                      ESTABLISHING SERIES D PREFERRED STOCK
                                       OF
                                PROGENITOR, INC.

     PROGENITOR, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of said corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at a meeting held on July 28, 1997, adopted a resolution providing for the number, designation, powers and preferences, and the qualifications, limitations and restrictions thereof, of a series of Preferred Stock, which resolution is as follows:

               "RESOLVED, that this Corporation provide for a new series of preferred stock, such series to be designated the Series D Preferred Stock, which such series shall have the number, designation, powers and preferences, and the qualifications, limitations and restrictions thereof, as follows:

     1.   DESIGNATION OF SERIES.

     Five Hundred Thousand (500,000) shares of Preferred Stock shall be designated "Series D Preferred Stock" (the "Series D Preferred Stock"). The number of shares of Series D Preferred Stock may be decreased (but not below the number of shares then outstanding) by a certificate executed, acknowledged, filed and recorded in accordance with the General Corporation Law of the State of Delaware setting forth a statement that a specified decrease thereof had been authorized and directed by a resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation.

     2.   DIVIDEND PROVISIONS.

     (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of 7% of the Original Series D Issue Price (as defined in Section 3(a) below) per share of Series D Preferred Stock per annum,



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payable quarterly when, as and to the extent declared by the Board of Directors.
Such dividends shall not be cumulative and shall be payable in cash; provided, however, that upon the approval of the holders of at least 75% of the then outstanding shares of Series D Preferred Stock, the Corporation may pay such dividends in Common Stock with an aggregate value, based upon the Fair Market Value of such stock, equal to the amount of such dividends. The "Fair Market Value" of the Common Stock shall equal the Market Price (as defined below) of such security for the 10 consecutive trading days ending on the relevant Calculation Date. For purposes of this Section 2(a), the "Calculation Date" shall mean a date within three days before the date a dividend is declared.

     (b) Unless full dividends upon the Series D Preferred Stock for all past dividend periods and the then current dividend period shall have been paid and declared and a sum sufficient for the payment thereof set apart, no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock.

     3.   LIQUIDATION PREFERENCE.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) 117.5% of the IPO Price (as defined below) of the Common Stock for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price") and (ii) any declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the amount of such stock owned by each such holder. The "IPO Price" of the Common Stock shall equal the initial public offering price per share at which the Common Stock is offered in a Qualified Public Offering; provided, that in the event the Common Stock is offered as part of a unit in such Qualified Public Offering, the IPO Price shall be 117.5% of the portion of the initial public offering price of a unit allocated to one share of the Common Stock, with such allocation to be conclusively determined by the Board of Directors of the Corporation acting in good faith after consultation with a financial adviser. A "Qualified Public Offering" means an underwritten initial public offering of the Common Stock or units consisting of Common Stock and other equity securities that is registered under the Securities Act of 1933, as amended, in which the aggregate proceeds to the


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Corporation, prior to the deduction of any underwriting discounts and commissions, equal or exceed $15,000,000.

     (b) Upon the completion of the distribution required in subparagraph (a) of this Section 3 and any other distribution that may be required with respect to any other series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock.

     (c) For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall not be deemed to be occasioned by, and shall not be deemed to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or (ii) a sale of all or substantially all of the assets of the Corporation.

     4. CONVERSION. The holders of the Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) RIGHT TO CONVERT. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for such shares, into such number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series D Issue Price by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date that the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series D Preferred Stock shall be the Original Series D Issue Price; provided, however, that the Conversion Price for the Series D Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

     (b) AUTOMATIC CONVERSION. Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at any time from and after two years after the date on which any shares of Series D Preferred Stock were first issued (the "Purchase Date") in the event that: (i) the Market Price (as defined below) of such Common Stock equals or exceeds 150% of the IPO Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock) for twenty (20) of the thirty (30) consecutive trading days preceding the date of automatic conversion and (ii) for the last five (5) days of such a thirty-day trading period, the Market Price of such Common Stock is not less than 135% of the IPO Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock). In the event that the foregoing conversion, if applied to all shares of Series D Preferred Stock, would result in any one holder of the Series D Preferred Stock owning securities of the Corporation having 50% or more of the total voting power of the Corporation's then outstanding securities, such conversion shall be applicable on a pro rata basis to all holders such that only that number of shares of Series D Preferred Stock will be converted as would result


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in such holder owning securities having less than 50% of such voting power.  Any remaining unconverted shares shall continue to convert automatically on the same pro rata basis to the extent such conversion would not result in such holder owning securities having 50% or more of such voting power. "Market Price" shall mean, for any relevant day, the average last reported sale price of the Common Stock, as reported by the primary exchange on which the Common Stock is traded, if the Common Stock is traded on a national securities exchange, or by Nasdaq, if such stock is traded on the Nasdaq National Market, or, if not listed on the Nasdaq National Market or traded on any such exchange, the average of the bid and asked price per share on Nasdaq or, if such quotations are not available, the fair market value per share of the Common Stock as reasonably determined by the Board of Directors of the Company.

     (c) MECHANICS OF CONVERSION. Before any holder of Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Upon any such conversion, the holder of Series D Preferred Stock being converted shall be entitled to receive all declared but unpaid dividends with respect to the shares being converted.

     (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price of the Series D Preferred Stock shall be subject to adjustment from time to time as follows:

          (i) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series D


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Preferred Stock shall be appropriately decreased so that the number of shares of
Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable from time to time with respect to such Common Stock Equivalents. In the event of any change in the number of shares of Common Stock issuable with respect to such Common Stock Equivalents, or of any termination or expiration thereof, the Conversion Price shall be recomputed to reflect such change, termination or expiration, but no further adjustment shall be made for the actual issuance of Common Stock with respect to such Common
Stock Equivalents.

          (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

     (e) RECAPITALIZATIONS, REORGANIZATIONS AND MERGERS. If at any time or from time to time there shall be a recapitalization of the Common Stock, including, without limitation, recapitalizations resulting from the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), but excluding any subdivisions or combinations provided for elsewhere in this Section 4, provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series D Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (f) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against impairment.


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     (g)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

          (i) No fractional shares shall be issued upon conversion of any share or shares of the Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series D Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series D Preferred Stock.

     (h) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series D Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Certificate of Incorporation.


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     (j)  NOTICES.  Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

     5.   REDEMPTION.   Subject to the rights of other series of Preferred Stock
which may from time to time come into existence, in the event of (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) or (b) a sale of all or substantially all of the assets of the Corporation, as a result of which, in the case of clause (a) or clause (b), the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale do not, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise), hold at least 50% of the voting power of the surviving or acquiring entity (either (a) or (b) a "Change in Control"), the Corporation (provided it may lawfully do so) may redeem in whole or in part, on a date not prior to the closing of the Change in Control (the "Redemption Date"), the Series D Preferred Stock held by each holder thereof with cash of the acquirer or surviving corporation equal to the Original Series D Issue Price plus any declared and unpaid dividends through the Redemption Date; provided, however, that at least thirty (30) days prior to the Redemption Date written notice shall be mailed by the Corporation, first class postage prepaid, to each holder of record of the Series D Preferred Stock at the close of business on the business day next preceding the day on which notice is given. Any partial redemption effected pursuant to this Section 5 shall be made on a pro rata basis among the holders of the Series D Preferred Stock in proportion to the number of shares of Series D Preferred Stock then held by them.

     6. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Series D Preferred Stock shall be redeemed or converted pursuant to Section 4 or
Section 5 hereof, the shares so converted or redeemed shall be canceled and retired and eliminated from the shares that the Corporation shall be authorized to issue as Series D Preferred Stock.

     7. VOTING RIGHTS. The Series D Preferred Stock shall not have voting rights except as required by applicable law; provided, however, that the Corporation shall not, without first obtaining the approval (by vote or written consent in accordance with applicable law) of the holders of a majority of the then outstanding Series D Preferred Stock, issue any series of Preferred Stock having a preference over the Series D Preferred Stock with respect to dividends or upon liquidation. In any instance where a vote of the Series D Preferred Stock is required, holders of shares of Series D Preferred Stock will be entitled to one vote for each share of such stock held by them.

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          IN WITNESS WHEREOF, Progenitor, Inc. has caused this certificate to be signed by Mark N.K. Bagnall, its Vice President, Finance and Chief Financial Officer, this ___ day of _______________, 1997.



                                        BY:  __________________________________
                                             Vice President, Finance and Chief
                                                       Financial Officer




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